Exhibit 99.1

Canterbury Park Holding Corporation Reports 2005 Fiscal Operating Results

    SHAKOPEE, Minn.--(BUSINESS WIRE)--March 28, 2006--Canterbury Park Holding Corporation (AMEX:ECP) today announced financial results for the fourth quarter and year ended December 31, 2005.
    The Company earned net income of $3,053,479 on revenues of $55.2 million for the year ended December 31, 2005, compared to net income of $3,862,308 on revenues of $54.9 million for the year ended December 31, 2004. Fully diluted earnings per share for fiscal 2005 were $.73 compared with $.92 for fiscal 2004. Further results for 2005 are presented in the accompanying table.
    For the fourth quarter of 2005, the Company posted revenues of $12.1 million, up 2.5% from revenues of $11.8 million during the same period in 2004. Net income was $830,530, or $.20 per diluted share, versus $957,066, or $.23 per diluted share in the fourth quarter of 2004.
    While the Company's overall revenues in 2005 of $55.2 million were only slightly greater than 2004, Card Club revenues increased 4.2% to $29.6 million in 2005 compared to $28.4 million in 2004, due to the continued growth in popularity of poker games. This revenue increase was, however, offset by a 7.3% decrease in pari-mutuel revenues to approximately $16.5 million in 2005 as compared to $17.8 million in 2004, primarily due to decreased on-track wagering. In addition, operating expenses outpaced the overall increase in revenues in 2005, increasing 3.4% to $49.8 in 2005, primarily due to increases in salaries and benefits, depreciation, utilities and other operating expenses.
    "The decline in pari-mutuel revenues was not unexpected as this reflects the experience of racetracks around the country. In particular Internet wagering on horse racing continues to grow and this has had a negative impact on our simulcast operations." stated Canterbury Park's President Randy Sampson. "At the same time, the modest increase in our Card Club revenues is encouraging given that the state law mandate that we operate no more than fifty tables has made it difficult to accommodate our customers during peak times."
    Mr. Sampson continued: "We will continue to pursue legislative authorization for additional gaming, which we believe is the best opportunity for long-term growth of Canterbury Park and the horse industry. We are currently pursuing legislation that would allow more tables for our Card Club, as well as legislation that would place a proposed amendment of the Minnesota Constitution on the November 2006 ballot to authorize electronic gaming and banked card games at the Racetrack. In addition, we are exploring further development of our 380-acre site in Shakopee. Our property is located in one of the fastest growing areas in the region, and we believe development opportunities exist that will enable us to enhance the character of Canterbury Park as a unique entertainment complex, grow our revenues, and enhance shareholder value."
    The Company also announced today that its 2006 Annual Meeting of Shareholders will be held on Thursday, June 1, 2006 at 4:00 pm, at the Racetrack in Shakopee, Minnesota. The date of record for shareholders entitled to vote at the Annual Meeting will be Friday, April 14, 2006.

    About Canterbury Park:

    Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only pari-mutuel horse racing facility. The Company's 69-day 2006 live race meet begins on May 6th and ends September 4, 2006. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club hosts unbanked card games 24 hours a day, seven days a week, offering 34 poker tables and 16 tables of other card games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

    Cautionary Statement:

    From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For such forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games, competition from other sports and entertainment options, increases in costs associated with our efforts to obtain legislative authority for additional gaming options, increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; legislative and regulatory decisions and changes, the general health of the gaming sector; and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.



                 CANTERBURY PARK HOLDING CORPORATION'S
                 -------------------------------------
                     SUMMARY OF OPERATING RESULTS
                     ----------------------------


                        (Unaudited)
                 -----------------------------------------------------
                 Three Months Three Months Twelve Months Twelve Months
                     Ended        Ended        Ended         Ended
                 December 31, December 31, December 31,  December 31,
                      2005         2004         2005          2004
                 -----------------------------------------------------

Operating
 Revenues         $12,108,318  $11,810,874   $55,223,259  $54,899,292

Operating
 Expenses         $10,650,195  $10,238,482   $49,777,310  $48,132,047

Income from
 Operations        $1,458,123   $1,572,392    $5,545,949   $6,767,245
Non-Operating
 Revenues, net        $42,630       $9,655      $119,373      $33,479

Income Tax
 Expense            ($670,223)   ($624,981)  ($2,511,843) ($2,938,416)

Net Income           $830,530     $957,066    $3,053,479   $3,862,308

Basic Net Income
 Per Common Share       $0.21        $0.25         $0.78        $1.02

Diluted Net
 Income Per
 Common Share           $0.20        $0.23         $0.73        $0.92


    CONTACT: Canterbury Park Holding Corporation, Shakopee
             Randy Sampson, 952-445-7223